Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Six Month Period Ended
June 30, 2005
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$22,108
Plus:
Fixed Charges (excluding capitalized interest)	304,054

Total Earnings	$326,162

Fixed Charges:
Interest expensed and capitalized	$301,772
Amortized premiums, discounts, and capitalized expenses related to indebtedness	833
An estimate of the interest component within rental expense	1,449

Total Fixed Charges before preferred dividends	304,054

Preferred dividends	16,650
Ratio of pre tax income to net income	1.345

Preferred dividend factor	22,392

Total fixed charges and preferred stock dividends	$326,446

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.00

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$22,108
Plus:
Fixed Charges (excluding capitalized interest)	258,419

Total Earnings	$280,527

Fixed Charges:
Interest expensed and capitalized	$256,137
Amortized premiums, discounts, and capitalized expenses related to indebtedness	833
An estimate of the interest component within rental expense	1,449

Total Fixed Charges before preferred dividends	258,419

Preferred dividends	16,650
Ratio of pre tax income to net income	1.345

Preferred dividend factor	22,392

Total fixed charges and preferred stock dividends	$280,811

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.00